Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Paul Surdez (investors) - +1 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - +1 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Announces the Availability of the CDC Zika MAC-ELISA Test

The CDC Zika MAC-ELISA Test Has Received FDA Emergency Use Authorization and Complements the RealStar® Zika Virus RT-PCR Kit U.S.

BURLINGTON, NC, August 2, 2016 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE:LH) today announced the nationwide availability of testing for Zika virus using the Zika Immunoglobulin M (IgM) Antibody Capture Enzyme-Linked Immunosorbent Assay (Zika MAC-ELISA) developed by the Centers for Disease Control and Prevention (CDC). The test received Emergency Use Authorization (EUA) from the U.S. Food and Drug Administration (FDA), initially on February 26, 2016, and reissued on June 29, 2016, for the qualitative detection of Zika virus IgM antibodies in serum or cerebrospinal fluid (collected alongside a patient-matched serum specimen), and is being made available for the first time to commercial laboratories. It is intended to be used in the diagnosis of Zika virus infection in individuals meeting clinical and/or epidemiological criteria established by CDC for Zika virus infection risk.

“Zika virus continues to be a serious public health threat, and we are pleased to be among the first commercial laboratories to make the Zika MAC-ELISA test available to physicians for patients who meet CDC criteria for testing,” said David P. King, LabCorp’s chairman and chief executive officer. “This test enhances our offering in infectious diseases and can help to improve health and lives.”

CDC clinical criteria for Zika virus infection testing include a history of clinical signs and symptoms associated with Zika virus infection. CDC epidemiological criteria for Zika virus infection testing include a recent history of travel to a geographic region with active Zika virus transmission at the time of travel, or other epidemiologic criteria for which Zika virus testing may be indicated as part of a public health response.

Zika virus, which is primarily spread through Aedes aegypti mosquito bites and can also be spread through sexual contact without a barrier method, and from mother to fetus, has been identified in 1,658 individuals in the U.S. as of July 27, 2016. All but one of those cases were associated with travel to areas with ongoing transmission of Zika virus or an epidemiological link with a person with such travel history (one was a laboratory exposure). Public health officials have determined that Zika virus poses a potential public health emergency. More recently, officials have confirmed the first known cases in the continental United States of local mosquito-borne Zika virus transmission in Miami, Florida.

Most cases of Zika virus infection are relatively minor, and those infected may exhibit no symptoms or mild symptoms such as fever, joint pain, rash or redness of the eyes. However, Zika virus infection during pregnancy can cause birth defects, including fetal microcephaly, and may also contribute to other poor pregnancy outcomes, including stillbirth or miscarriage. Women who are exposed to Zika virus or diagnosed with Zika virus infection during pregnancy, or who become pregnant from a partner who has been exposed or diagnosed, should monitor their pregnancy closely with their healthcare provider.

The Zika MAC-ELISA testing is clinically appropriate for use in indicated persons during the period beginning soon after the onset of symptoms through approximately 12 weeks following infection and is intended for use in serum or cerebrospinal fluid when submitted with a patient-matched serum sample. By comparison, RT-PCR tests for Zika virus are clinically appropriate as a primary test only up to the first 7 to 14 days after the onset of symptoms, depending on the sample type tested. The RealStar® Zika Virus RT-PCR Kit U.S., which is offered by LabCorp and is tested on urine paired with serum, is clinically appropriate up to the first 7 days following infection. Current CDC recommendations for Zika laboratory testing can be found at http://www.cdc.gov/zika/laboratories/lab-guidance.html.

This test has not been FDA cleared or approved. This test has been authorized by FDA under an EUA for use by authorized laboratories and is only authorized for the duration of the declaration that circumstances exist justifying the EUA, unless the authorization is terminated or revoked sooner. It is authorized only for the detection of Zika virus infection and not for any other viruses or pathogens. As required by FDA, LabCorp will report all equivocal and presumptive positive results of this test to CDC and other public health authorities, as may be appropriate. LabCorp will also report to CDC any suspected occurrence of false negative results and significant deviations from the established performance characteristics of which it becomes aware.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development services and technology-enabled solutions. With net revenue in excess of $8.5 billion in 2015 and more than 50,000 employees in approximately 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2016 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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